Exhibit 10.22

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 15th, 2012, is made between EQUITY BANCSHARES, INC., a Kansas corporation (the “Corporation”), with its chief executive offices at Suite 200, 7701 Kellogg Drive, Wichita, KS 67207, PATRIOT FINANCIAL PARTNERS, L.P. and PATRIOT FINANCIAL PARTNERS PARALLEL, L.P., with its chief executive offices at Cira Center, 2929 Arch Street, Philadelphia, Pennsylvania 19104 (each a “Purchaser” and, collectively, the “Purchasers”).

Background:

A. The Corporation is registered as a bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Its sole bank subsidiaries are Equity Bank, National Association (“Equity Bank”) and Signature Bank, a Federal Deposit Insurance Corporation (“FDIC”)-insured, Kansas chartered commercial bank that is not a member of the Federal Reserve System (“Signature Bank”), each of which is wholly owned by the Corporation. Each of Equity Bank and Signature Bank is individually referred to herein as a “Bank” and are collectively referred to herein as the “Banks”.

B. The Corporation previously issued approximately $20 million of the Corporation’s Class A Voting Common Stock as designated in the Corporation’s Articles of Incorporation, as amended (the “Articles”), par value $0.01 per share (the “Class A Common Stock”), and the Corporation’s Class B Non-Voting Common Stock as designated in the Articles, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), at $10.00 per share in an offering exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to Rule 506 of Regulation D of the Securities and Exchange Commission (“SEC”) (the “Core Capital Offering”).

C. The Corporation intends to provide for the issuance and sale by the Corporation of Class A Common Stock and Class B Common Stock in a limited offering eligible for exemption from registration under the 1933 Act pursuant to Rule 506 of Regulation D of the SEC (the “Offering”).

D. In connection with the Offering, each Purchaser wishes to commit to purchase from the Corporation, and the Corporation wishes to issue and sell to each Purchaser, upon the terms and conditions stated in this Agreement, shares of Class A Common Stock and Class B Common Stock at a purchase price of $12.00 per share, for a total investment by each Purchaser not to exceed the amount indicated on such Purchaser’s signature page hereto as such Purchaser’s “Maximum Dollar Investment” (such Purchaser’s “Maximum Dollar Investment”). At the Closing (as defined below), the Purchasers, subject to the terms and conditions hereof, will purchase shares of Class A Common Stock and Class B Common Stock for an aggregate purchase price of $5,447,760.

E. Concurrently herewith, the Corporation is entering into Stock Purchase Agreements with other accredited investors (the “Other Investors”) pursuant to which the Other Investors will purchase shares of Common Stock as part of the Offering on substantially the same terms and conditions as the Purchasers are purchasing shares of Common Stock hereunder (except that one of the Other Investors may purchase shares following the Closing pursuant to its agreement) (the “Other Stock Purchase Agreements”).

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual benefits of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	SALE AND PURCHASE OF SHARES

1.1 Capital Commitment. On the terms and subject to the conditions set forth in this Agreement, the Purchasers commit to make a capital contribution to the Corporation in an aggregate amount not to exceed such Purchaser’s Maximum Dollar Investment in exchange for shares of Common Stock.

1.2 Closing.

(a) On the terms set forth in this Agreement and subject to the satisfaction (or waiver) of the conditions set forth in Section 2 below, the Corporation shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Corporation at the Closing, at a price per share of $12.00, the number of shares of Class A Common Stock and the number of shares of Class B Common Stock indicated on such Purchaser’s signature page hereto as such Purchaser’s Funded Shares (the shares of Common Stock purchased by a Purchaser at the Closing, such Purchaser’s “Funded Shares”).

(b) The closing of the purchase and sale of each Purchaser’s Funded Shares (the “Closing”) shall occur at 10:00 a.m., local time, on the date (or such later date) agreed to by the Corporation and the Purchasers after notification of satisfaction (or, where permissible, waiver) of the conditions to the Closing set forth in Section 2 below, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or, where permissible, waiver) of those conditions, at the offices of Stinson Morrison Hecker LLP, 1201 Walnut, Suite 2900, Kansas City, Missouri 64106, or at such other location as mutually agreed upon by the parties hereto. The date of the Closing is referred to herein as the “Closing Date.” The Closing shall occur contemporaneously with the Closing (or Initial Closing) under each Other Investor’s Other Stock Purchase Agreement.

(c) Subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Section 2 below, at the Closing, (i) each Purchaser shall deliver to the Corporation by wire transfer of immediately available funds to the account set forth on Schedule 1.3(c) the amount set forth on such Purchaser’s signature page hereto as such Purchaser’s “Closing Amount” (such Purchaser’s “Closing Amount”) and (ii) the Corporation shall deliver to each Purchaser one or more certificates bearing the appropriate legends herein provided for and free and clear of all liens (other than restrictions on transfer imposed by applicable securities laws) representing such Purchaser’s Funded Shares.

2.	CONDITIONS TO CLOSING

2.1 Conditions to the Purchaser’s Obligations. The obligation of each Purchaser hereunder to purchase its Funded Shares at the Closing is subject to the satisfaction (or waiver by each Purchaser) of each of the following conditions:

(a) The representations and warranties of the Corporation in Section 3.1 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of such date, and the Corporation shall have complied with all its agreements contained herein and the Corporation shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement, the schedules and exhibits attached hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder (collectively, the “Transaction Documents”) to be performed, satisfied or complied with by it at or prior to the Closing, and the Corporation shall have furnished to the Purchasers a certificate, dated the Closing Date, as applicable, executed on behalf of the Corporation by each of its Chief Executive Officer and Chief Financial Officer, certifying as to the foregoing.

(b) The Corporation shall have furnished to the Purchasers a certificate, dated the Closing Date, executed on behalf of the Corporation by each of its Chief Executive Officer and Chief Financial Officer, certifying that such officers have examined the Financial Statements (as defined in Section 3.1(e) hereof) and, in their opinion (except to the extent superseded by statements in later-prepared documents comprising part of the Financial Statements and delivered to the Purchasers), as of such date, the Financial Statements do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, with respect to the respective periods covered by such Financial Statements.

(c) From the date hereof to the Closing Date, there shall not have occurred any event or series of events, change, occurrence or development or a state of circumstances or facts (including any events, changes, occurrences, developments, state of circumstances or facts existing prior to the date hereof but which become known during such period) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (for purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on (i) the business, results of operation or financial condition of the Corporation and its Subsidiaries taken as a whole; provided, however, that the term Material Adverse Effect shall not for purposes of this clause (i) be deemed to include the effects of (A) changes after the date of this Agreement (the “Signing Date”) in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Corporation and its Subsidiaries operate, (B) changes or proposed changes after the Signing Date in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting requirements, or authoritative interpretations thereof, or (C) changes or proposed changes after the Signing Date in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Authorities (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Corporation and its Subsidiaries taken as a whole relative to comparable U.S. banking or financial services organizations); or (ii) the ability of the Corporation to consummate the transactions contemplated hereby and perform its obligations hereunder on a timely basis.

(d) The Corporation shall have delivered a certificate of the Secretary of the Corporation, dated as of the Closing Date, (i) certifying the resolutions adopted by the Board of Directors of the Corporation or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the shares to be issued at the Closing, (ii) certifying the current version of the bylaws, as amended, of the Corporation and (iii) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Corporation.

(e) The Corporation shall have delivered (i) a certificate evidencing the good standing, and (ii) a certified copy of all charter documents of record, in both cases (i) and above for each of the Corporation, the Banks and any other Subsidiaries in its respective jurisdiction of formation, and due qualification as a foreign organization authorized to do business in any other jurisdiction in which it maintains any offices, issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within five (5) business days prior to the Closing Date.

(f) The Corporation shall have caused the issuance and delivery to the Purchaser of certificates from (i) the FDIC confirming that each Bank’s deposits are currently insured by the FDIC, (ii) the Federal Reserve certifying that the Corporation is a registered bank holding company, (iii) the OCC certifying that Equity Bank is a national banking association or the Department certifying that Equity Bank is duly authorized as a commercial bank under Kansas law, and (iv) the Department certifying that Signature Bank is duly authorized as a commercial bank under Kansas law.

(g) Any authorizations, consents, commitments, agreements, orders or approvals or confirmation of nonobjection of, or declarations, notifications or filings with, or expirations of waiting periods imposed by, any federal, state or local court or governmental or regulatory agency or authority or applicable stock exchange or trading market, or other self-regulatory organization, including without limitation the Federal Reserve, the FDIC, the Department or any state securities regulator (any such court, agency, authority, exchange or market or other self-regulatory organization, a “Governmental Authority”) required to be obtained by the Corporation or such Purchasers for the consummation of the transactions contemplated hereby (the foregoing are sometimes referred to herein as a “Required Approval” and collectively as “Required Approvals”), shall have been obtained or filed or shall have occurred (as applicable) and, as to any order or orders, any such order or orders shall have become final and non-appealable, and neither the Purchasers nor the Corporation shall have received written notice from or otherwise been notified by a Governmental Authority that it will not grant a Required Approval. No Required Approval shall (i) impose any condition or requirement that would reasonably be expected to be materially burdensome to the Purchasers or any of their affiliates, or the Corporation or any of its Subsidiaries, or materially impair the benefits to the Purchasers or any of their affiliates of the transactions contemplated hereby (including without limitation any that, in such Purchasers’ good faith judgment, could impose material constraints or restrictions on the Purchasers’ or any of their affiliate’s current business or investments), or (ii) impose any restraint or condition on any limited partner of the Purchasers (including, in the case of clauses (i) and (ii), a requirement to file any application or notice under the BHC Act, the Change in Bank Control Act or any other federal or state banking law or regulation) (the foregoing, if identified by such Purchaser, using its good faith judgment, by written notice to the Corporation as “Burdensome Conditions,” are sometimes referred to herein individually as a “Burdensome Condition” and collectively as “Burdensome Conditions”). For purposes of this Agreement, the imposition of a Burdensome Condition in connection with a Required Approval shall constitute a denial of such Required Approval and the Required Approval shall be deemed not received for all purposes in this Agreement.

(h) No law, regulation, policy or guidance shall have been enacted or issued by a Governmental Authority since the Signing Date that, individually or in the aggregate, would reasonably be expected to impair in any material respect the benefits to the Purchasers and their affiliates of the transactions contemplated hereby.

(i) The Purchasers shall have determined in their good faith judgment that the purchase of the Funded Shares at the Closing, and the consummation of the transactions contemplated by the Transaction Documents, will not result in either Purchaser or any of its affiliates or associates being deemed in control of the Corporation or the Banks for purposes of the BHC Act or any applicable state banking law or the cross-guaranty liability provisions of the Federal Deposit Insurance Act or otherwise being regulated as a bank holding company within the meaning of the BHC Act or any applicable state banking law.

(j) The Corporation shall have obtained any third party consents and approvals, if any, necessary for the completion of the transactions contemplated by the Transaction Documents.

(k) There shall be no law, regulation, judgment, injunction, order or decree prohibiting any of the transactions contemplated hereby, and no action, suit or proceeding shall be pending or threatened before or by any court or Governmental Authority seeking to restrain or prohibit, or seeking damages in connection with, the transactions contemplated hereby. The condition set forth in this subsection is sometimes referred to in this Agreement as the “Prohibition Condition.”

(l) Independent legal counsel to the Corporation reasonably satisfactory to the Purchasers shall have furnished to the Purchasers its written opinion, addressed to the Purchasers and dated the Closing Date, in form and substance acceptable to the Purchasers.

(m) The Corporation shall have delivered to the Purchaser, at least five (5) business days prior to the Closing Date, a schedule (the “Capital Schedule”) that certifies, as of the time immediately after the Closing, as applicable, and assuming the sale of the number of shares of each class of Common Stock to be sold at the Closing, including pursuant to the Other Stock Purchase Agreements, the number of shares, by class, series and type, of all authorized, issued and outstanding capital stock, options, warrants, subordinated debt instruments, trust preferred securities, hybrid debt or capital instruments, any debt or equity instruments convertible into shares of common stock of the Corporation, and other securities of the Corporation (in each case stating whether or not convertible into or exercisable or exchangeable for shares of capital stock of the Corporation); the Corporation shall attach to the Capital Schedule complete copies of the instruments defining all rights and all conversion features of each type of security listed on the Capital Schedule other than (i) the Class A Common Stock, (ii) the Class B Common Stock and (iii) the preferred stock issued to the Secretary of the Treasury in August 2011.

(n) The Corporation shall receive gross proceeds from the Other Investors in an aggregate amount, when added to the Initial Closing Amount of the Purchasers, equal to $19,646,867 contemporaneously with the Initial Closing.

(o) Each of the Other Investors identified on Schedule 2.1(p) shall have delivered to the Purchaser a duly executed copy of the Shareholders Agreement substantially in the form of Exhibit A hereto, and (B) with respect to the Closing, each such agreement shall be in full force and effect.

2.2 Conditions to the Corporation’s Obligations. The obligation of the Corporation hereunder to issue the Funded Shares at the Closing is subject to the satisfaction (or waiver by the Corporation) of each of the following conditions:

(a) The representations and warranties of the Purchasers in Section 3.2 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and the Purchasers shall have complied with all their agreements contained herein and the Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(b) The Required Approvals shall have been obtained or filed or shall have occurred (as applicable) and, as to any order or orders, any such order or orders shall have become final and non-appealable, and neither the Purchasers nor the Corporation shall have received written notice from or otherwise been notified by a Governmental Authority that it will not grant a Required Approval.

(c) The Prohibition Condition shall have been satisfied.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Representations, Warranties and Agreements of the Corporation. Except as otherwise set forth on the Corporation Disclosure Schedule attached hereto, the Corporation represents and warrants to, and agrees with the Purchasers that as of the date hereof and as of the Closing Date:

(a) The authorized capital stock of the Corporation consists of:

(i) 45,000,000 shares of Class A Common Stock, of which 4,246,832 shares are outstanding as of the date of this Agreement; and

(ii) 5,000,000 shares of Class B Common Stock, of which 298,539 shares are outstanding as of the date of this Agreement; and

(iii) 10,000,000 shares of preferred stock, of which 16,372 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, are outstanding as of the date of this Agreement.

Other than as set forth on Schedule 3.1(a)(i), no shares of Class A Common Stock, Class B Common Stock or preferred stock are reserved for issuance.

Schedule 3.1(a)(ii) sets forth the outstanding Class A Common Stock and Class B Common Stock, and preferred stock of the Corporation, and the holders thereof, as of the date hereof, effective upon completion of the Closing, and effective upon the completion of the Offering, assuming the Closing is completed and each Purchaser and each Other Investor funds its investment to the fullest extent may be required pursuant to the terms of this Agreement and its respective Other Stock Purchase Agreement, as applicable.

(b) The Corporation does not have any Subsidiaries other than the Banks, Ellis CC Management, LLC, SA Holdings, Inc. and Country Park II Residences, L.C., which are each wholly owned direct or indirect Subsidiaries of Equity Bank. Within the preceding twenty-four (24) months, the Corporation and each Subsidiary have filed all notices, forms, reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, and any other applicable federal or state securities or banking authorities, except where the failure to file any such report, registration or statement would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All such reports and statements filed within the preceding twenty four (24) months with any such regulatory body or authority are collectively referred to herein as the “Corporation Reports.” As of their respective dates, the Corporation Reports complied as to form in all material respects with all the rules and regulations promulgated by the Federal Reserve, the FDIC, and any other applicable foreign or state securities or banking authorities, as the case may be. For the purposes of this Agreement, the term “Subsidiary” shall mean any: (a) firm, corporation, partnership, limited liability company, trust or other entity of which the Corporation directly, or indirectly through any Subsidiary, owns (i) at least 10% of the outstanding voting capital stock (or other outstanding voting shares of beneficial interest), or (ii) at least a majority of the partnership, membership, joint venture or similar interests; (b) partnership in which the Corporation or any Subsidiary of the Corporation is a general partner; or (c) limited liability company in which the Corporation or any Subsidiary of the Corporation is the manager or the managing member or owns a majority interest. Except as set forth on Schedule 3.1(b), the Corporation owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(c) Since December 31, 2011 (the “Financial Statement Date”), no change has occurred and no circumstances exist (including any changes, occurrences, circumstances or facts existing prior to the Financial Statement Date, but which became known on or after the Financial Statement Date) that is not reflected in the Financial Statements (as defined below) which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 3.1(c), there are no transactions, arrangements, or other relationships between the Corporation or any Subsidiary and an unconsolidated or other off balance sheet entity. Neither the Corporation nor any of its Subsidiaries is a party to any material transaction or material contract or arrangement with any stockholder of the Corporation holding at least 5% of the outstanding shares of Class A Common Stock (determined on a fully diluted basis), director, officer or employee of the Corporation or any of its Subsidiaries (collectively, “Related Parties”) or any of the respective immediate family members or affiliates of Related Parties other than in the ordinary course of business.

(d) The Corporation, the Banks and each of their respective Subsidiaries (i) have all corporate power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are currently engaged and have conducted their respective businesses in compliance with all applicable federal, state and foreign laws, orders, judgments, decrees, rules and regulations, including all laws and regulations restricting activities of bank holding companies and banking organizations; and (ii) have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Authorities that are required in order to carry on their business as presently conducted and that are material to the business of the Corporation or such Subsidiary; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Corporation, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. The Corporation is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any material permits.

(e) The Corporation has furnished to the Purchasers or otherwise made available to the Purchasers a true and correct copy of the audited consolidated financial statements of the Corporation for its fiscal years ended December 31, 2011, 2010 and 2009 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements fairly present in all material respects the financial condition of the Corporation as of the respective dates they were prepared and the results of the operations of the Corporation for the periods indicated.

(f) Based in part upon the representations and warranties of the Purchasers contained herein, (i) the Corporation is not required by applicable law or regulation in connection with the offer, sale and delivery of the Funded Shares to the Purchasers in the manner contemplated by this Agreement to register such shares under the 1933 Act, or any state securities laws and (ii) except as set forth on Schedule 3.1(f), none of the Corporation, its Subsidiaries nor, to the Corporation’s knowledge, any of its affiliates or any person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Corporation security or solicited any offers to buy any security under circumstances that would (A) eliminate the availability of the exemption from registration under Rule 506 of Regulation D under the 1933 Act in connection with the offer and sale by the Corporation of Common Stock as contemplated hereby or the Offering as a whole or (B) cause the offering of Common Stock pursuant to this Agreement or the Offering as a whole to be integrated with prior offerings by the Corporation for purposes of any applicable law, regulation or stockholder approval provisions. Neither the Corporation nor any person acting on behalf of the Corporation has offered or sold any of the Common Stock or any of the other securities to be sold in the Offering by any form of general solicitation or general advertising.

(g) The Corporation and its Subsidiaries (i) have been duly incorporated or organized and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, and (ii) are duly qualified to do business and are in good standing as foreign corporations or organizations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Neither the Corporation nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.

(h) The number of shares and type of all authorized, issued and outstanding capital stock, options, warrants, subordinated debt instruments, trust preferred securities, hybrid debt or capital instruments, any debt or equity instruments convertible into shares of common stock of the Corporation, and other securities of the Corporation (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Corporation) as of the date hereof has been set forth on Schedule 3.1(h). All of the outstanding shares of capital stock of the Corporation are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal and state securities laws. None of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Corporation, and except as set forth on Schedule 3.1(h) no person has any preemptive or similar right to purchase any shares of capital stock of the Corporation. Except as set forth on Schedule 3.1(h), neither the Corporation nor any of its officers, directors, or employees is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of the Corporation. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Corporation may vote (“Voting Debt”) are issued and outstanding. Except as set forth on Schedule 3.1(h), (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock or Voting Debt of the Corporation, or contracts, commitments, understandings or arrangements by which the Corporation is or may become bound to issue additional shares of capital stock or Voting Debt of the Corporation or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock or Voting Debt of the Corporation, (ii) there are no outstanding securities or instruments of the Corporation which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Corporation is or may become bound to redeem a security of the Corporation; (iii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Stock to be issued hereunder or any other securities to be issued in the Offering; (iv) the Corporation does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (v) neither the Corporation nor either of the Banks has exercised any right to defer payments of interest on any subordinated debt or trust preferred securities.

(i) The shares of Common Stock to be issued hereunder have been duly authorized by all necessary corporate action and, when issued and delivered by the Corporation against payment therefor in the manner contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws. The Common Stock to be issued hereunder will be issued in compliance with all applicable federal and state securities laws, and will not be issued in violation of any preemptive rights or similar right to purchase any capital stock of the Corporation. Neither the Corporation nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other person in connection with the execution, delivery and performance by the Corporation of the Transaction Documents (including, without limitation, the issuance of the Common Stock to be issued hereunder and pursuant to the Other Stock Purchase Agreements), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D of the 1933 Act, and (iii) those listed on Schedule 3.1(i).

(j) The Corporation has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Funded Shares. Each of the Transaction Documents has been or will be, as applicable, duly authorized by all necessary corporate action, and duly executed and delivered by the Corporation, and constitutes or will constitute as applicable, a valid and legally binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement, the Other Stock Purchase Agreements and each of the other Transaction Documents by the Corporation and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the affirmative vote of at least a majority of the members of the Board of Directors of the Corporation. No other corporate proceedings or approvals or authorizations by the Corporation or its stockholders are necessary for the execution and delivery by the Corporation of this Agreement, the Other Stock Purchase Agreements and the other Transaction Documents, the performance by the Corporation of its obligations hereunder and thereunder or the consummation by the Corporation of the transactions contemplated hereby and thereby. Except as disclosed on Schedule 3.1(j), there are no stockholder agreements, voting agreements, or other similar arrangements with respect to the Corporation’s capital stock to which the Corporation is a party or between or among any of the Corporation’s stockholders, and the Corporation understands and agrees that the Purchasers will not be executing nor shall be bound by any such agreements.

(k) The execution, delivery and performance by the Corporation of the Transaction Documents, the issuance and sale of the Funded Shares in the manner contemplated hereby and the issuance and sale of Common Stock in the manner contemplated by the Other Stock Purchase Agreements and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”), will not (i) conflict with or constitute a violation of, or default (with the passage of time or the delivery of notice) under, result in the creation of any lien upon any of the properties or assets of the Corporation or any of its Subsidiaries under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of (A) any bond, debenture, note or other evidence of indebtedness, or any agreement, lease, franchise, license, permit, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or their property is bound, where such conflict, violation or default would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or (B) any law, administrative regulation, ordinance or judgment, order or decree of any Governmental Authority binding upon the Corporation or any of its Subsidiaries or any of their property, or (ii) violate any of the provisions of the certificate or articles of incorporation or bylaws or similar governing documents of the Corporation or any of its Subsidiaries.

(l) The Financial Statements (including the related notes) comply in all material respects with applicable accounting requirements and present fairly, in all material respects, the financial position of the Corporation and its consolidated Subsidiaries taken as a whole at the dates and for the periods indicated and the results of operations and cash flows of the Corporation and its Subsidiaries, at the dates and for the periods indicated, and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. Since the Financial Statement Date, the Corporation has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP, nor has it been advised by its independent accounting firm or any Governmental Authority that any such change in method of accounting or accounting practice is appropriate. Neither the Corporation nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not properly reflected or reserved against in the Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since December 31, 2011 in the ordinary course of business, (ii) contractual liabilities under agreements entered into in the ordinary course of business, and (iii) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Corporation and its Subsidiaries, which books and records in all material respects have been and are being maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(m) There is no action, suit or proceeding before or by any court or other Governmental Authority or any labor dispute now pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries, (i) that adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the securities to be issued hereunder or (ii) which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Corporation nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(n) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions is in effect or, to the knowledge of the Corporation, threatened.

(o) No labor dispute exists or is imminent with respect to any of the employees of the Corporation or any of its Subsidiaries which would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Corporation nor any Subsidiary has engaged in conduct that it knows to be a violation of any applicable law or contractual obligation relating to the recruitment, hiring, extension of offers of employment, retention or solicitation of any current employee of the Corporation or any Subsidiary where such violation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Corporation, no executive officer is, or is expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and to the knowledge of the Corporation, the continued employment of each such executive officer does not subject the Corporation or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The Corporation is in compliance with all applicable U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Except as set forth on Schedule 3.1(p), no broker’s, finder’s, investment banker’s, financial advisory or similar fee or commission has been paid or will be payable by the Corporation or any of its Subsidiaries with respect to, or for any services rendered to the Corporation or any of its Subsidiaries ancillary to, the offer, issue and sale of Common Stock contemplated by this Agreement or the Offering. The Corporation shall indemnify, pay, and hold the Purchasers harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(q) The Corporation does not own or control, directly or indirectly, any Subsidiary other than the Banks and any other companies and entities referred to in Section 3.1(b). The Corporation does not engage, directly or indirectly or through any other entity or through any partnership, joint venture or the like, in any business or activity other than investing its assets and owning or controlling the Banks and any Subsidiaries. The Corporation does not own any shares of stock or any other equity or debt securities of any corporation or other entity or have any equity interest in any firm, partnership, limited liability company, joint venture, association or other entity except as set forth in the Financial Statements.

(r) Except for such agreements that have expired or terminated in accordance with their terms prior to the date hereof, each material agreement to which the Corporation and its Subsidiaries is a party is in full force and effect and is binding on the Corporation and/or its Subsidiaries, as applicable, and, to the knowledge of the Corporation, is binding upon such other parties, in each case in accordance with its terms, and neither the Corporation, any of its Subsidiaries nor, to the knowledge of the Corporation, any other party thereto, is in breach of or default under any such agreement, which breach or default would reasonably be expected to have a Material Adverse Effect. Neither the Corporation, nor any of its Subsidiaries, has received any written notice regarding the termination of any such agreements. The Corporation has made available to the Purchaser true, correct and complete copies of all such agreements to which the Corporation or any of its Subsidiaries is a party or subject.

(s) Each of the Corporation and its Subsidiaries has (i) filed on a timely basis all federal, state, local and foreign. income and franchise tax returns required to be filed by it through the date hereof or had properly requested extension thereof, except where such failure to timely file would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) paid all taxes, assessments, fines, interest or penalties that have become due and payable except as any are being contested in good faith and for which a reserve in accordance with GAAP has been recorded. Each of the Corporation and its Subsidiaries has made reasonable charges, accruals and reserves in the applicable Financial Statements in respect of all federal, state, local and foreign income and franchise taxes for all periods as to which the tax liability of the Corporation and its Subsidiaries has not been finally determined. No tax deficiency has been asserted against the Corporation or any of its Subsidiaries and to the knowledge of the Corporation, there is no tax deficiency which might be asserted or threatened against it or any of its Subsidiaries. There are no tax liens on any assets of the Corporation or its Subsidiaries. All withholding taxes have been paid and properly remitted by the Corporation and its Subsidiaries. The Corporation and its Subsidiaries have not engaged or participated in any reportable transactions. The Corporation has been a C corporation for U.S. federal income tax purposes since its formation. Except as set forth on Schedule 3.1(s), the net operating losses (if any) of the Corporation or any of its Subsidiaries are not currently subject to a IRC 382 limitation and will not be subject to a IRC 382 limitation after the completion of the Closing.

(t) The Corporation and its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations, orders, decrees and judgments applicable to them, including, without limitation, all applicable local, state and federal environmental laws and the applicable federal and state banking laws, rules and regulations (the “Applicable Laws”), except where such non-compliance would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Corporation nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Corporation or any of its Subsidiaries under), nor has the Corporation or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any material contract (whether or not such default or violation has been waived) or (ii) is in violation of any order of which the Corporation has been made aware in writing of any court, arbitrator or governmental body having jurisdiction over the Corporation, any of its Subsidiaries or any of their respective properties or assets. Neither the Corporation nor any of its Subsidiaries is in violation of or has received any notice of purported or actual non-compliance with Applicable Laws (except to the extent it would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect). Neither the

Corporation nor any of its Subsidiaries has received any communication from any Governmental Authority (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(u) The operations of the Corporation and its Subsidiaries are and have been conducted, in all material respects, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or other Governmental Authority involving the Corporation or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened.

(v) Neither the Corporation nor any of its Subsidiaries nor, to the knowledge of the Corporation, any director, officer, agent, employee or affiliate of the Corporation or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Department of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Corporation will not knowingly directly or indirectly use the proceeds of the sale of the securities to be issued in the Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(w) Except as disclosed in the Financial Statements, each of the Corporation and its Subsidiaries owns or leases all such properties as are necessary to its operations as now conducted.

(x) Each of the Corporation and its Subsidiaries maintains insurance (issued by insurers of recognized financial responsibility) of the types, against such losses and in the amounts, with such insurers and subject to deductibles and exclusions as the Corporation reasonably believes are customary in the Corporation’s and its Subsidiaries’ industry and otherwise prudent, including, without limitation, insurance covering all real and personal property owned or leased by the Corporation and its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect. Neither the Corporation nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have, individually or in the aggregate, a Material Adverse Effect.

(y) The Corporation is not and, after giving effect to the offering and sale of the securities to be issued in the Offering as contemplated in this Agreement, the Other Stock Purchase Agreements will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

(z) The Corporation is duly registered as a bank holding company under the BHC Act. Each of the Banks is a commercial bank duly organized, validly existing and in good standing with its primary regulator. Each of the Banks has at least a “satisfactory” rating under the U.S. Community Reinvestment Act. Each of the Banks is a member in good standing of the Federal Home Loan Bank of Topeka. The deposit accounts of the Banks are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Banks meets or exceeds the standards necessary to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action.

(aa) Except as set forth on Schedule 3.1(aa):

(1) Neither the Corporation nor any Subsidiary is subject to any cease- and desist order, memorandum of understanding or other similar order or enforcement action (including any order to pay civil money penalties) issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Authority that currently restricts in any material respect the conduct of its operations or business or that in any material manner relates to its capital adequacy, maintenance of specific capital levels, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Corporation or any Subsidiary been advised by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

(2) The Corporation has no knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause any of its Subsidiary banking institutions: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by OFAC, or any other Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by such Subsidiaries.

(3) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Corporation and each Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state law and regulation and common law. None of the Corporation, any Subsidiary or any director, officer or employee of the Corporation or any Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(bb) The Corporation is not, and has never been, an issuer identified in Rule 144(i)(1) under the 1933 Act.

(cc) Except for normal periodic examinations conducted since December 31, 2006 by a federal or state bank regulatory authority having jurisdiction over the Corporation or any of its Subsidiaries (a “Bank Regulator”), no Bank Regulator has initiated any proceeding or, to the knowledge of the Corporation, investigation into the business or operations of the Corporation or any of its

Subsidiaries. The Corporation and its Subsidiaries have addressed in all material respects any matters requiring Board attention set forth in writing by any Bank Regulator with respect to any such normal periodic examination.

(dd) As of the Closing Date, taking into account the net proceeds received from the Purchasers and any Other Investor at the Closing and the completion of any acquisition funded thereby, the Corporation and the Banks each will have leverage, Tier 1 risk- based and total risk-based capital ratios that are at least 100 basis points in excess of the minimum regulatory requirements, in the case of the Corporation, and for “well-capitalized” status under Federal prompt corrective action regulations, in the case of the Banks.

(ee) As of the date hereof and as of the Closing Date, the Corporation’s management has concluded that the loan loss reserves of the Banks are adequate and has not been advised by the Corporation’s independent or internal auditors of any preliminary or final disagreement with management’s conclusions.

(ff) The issuance of shares of Common Stock to the Purchasers as contemplated by this Agreement together with the consummation of the remainder of the Offering will not trigger any rights under any “change of control” provision in any of the employee benefit plans, retirement plans or other agreements to which the Corporation or any of its Subsidiaries is a party, including without limitation any employment, “change in control,” severance or other compensatory agreements or arrangements (all of the foregoing are referred to as “Employee Arrangements”), which results in payments to the counterparty or the acceleration of vesting of benefits. In the event that the issuance of shares of Common Stock to the Purchasers as contemplated by this Agreement or the completion of the remainder of the Offering would otherwise trigger any such rights, the Corporation will obtain waivers from the parties to the Employee Arrangements waiving, as applicable, (i) the right to receive any such payments resulting from the occurrence of such triggering event or (ii) the acceleration of vesting of such benefits.

(gg) The Corporation maintains internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on its financial statements. The Corporation has disclosed, based on its most recent evaluation prior to the date hereof, to the Corporation’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably expected to adversely affect the Corporation’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls over financial reporting.

(hh) Except as expressly set forth or reflected in the Financial Statements, since the Financial Statement Date, (A) neither the Corporation nor any Subsidiary nor, to the knowledge of the Corporation, any director or officer of the Corporation or any Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Corporation or a Subsidiary of the Corporation or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Corporation or any Subsidiary has engaged in questionable accounting or auditing practices. The records, systems, controls, data and information of the Corporation and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Corporation or the Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the system of internal accounting controls described above in this subsection.

(ii) Except as expressly set forth or reflected in the Financial Statements, since the Financial Statement Date, the Corporation and each of the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice.

(jj) The Board of Directors has taken all necessary action to ensure that any “moratorium,” “control share,” “fair price,” “takeover,” “business combination” or “interested stockholder” law or any similar provision in the Corporation’s organizational documents (collectively, “Takeover Laws”) does not and will not apply to this Agreement or to any of the Transactions contemplated hereby.

(kk) The Corporation has not, and to the Corporation’s knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Corporation to facilitate the sale or resale of any of the Common Stock, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Corporation or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Corporation.

(ll) No securities of the Corporation are registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the offering and sale of the Class A Common Stock and Class B Common Stock in the Offering and pursuant to this Agreement have not been and, assuming the accuracy of the Purchasers’ representations in Section 3.2 below (and the similar representations of the Other Investors), are not required to be registered under the 1933 Act.

(mm) Neither the Class A Common Stock nor the Class B Common Stock is listed or quoted on any trading market.

(nn) The Corporation and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Corporation and its Subsidiaries, taken as a whole, in each case free and clear of all liens except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Corporation and any of its Subsidiaries. Any real property and facilities held under lease by the Corporation or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Corporation and its Subsidiaries.

(oo) [Intentionally omitted.]

(pp) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as disclosed on Schedule 3.1(pp):

(1) The Corporation and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Corporation or any of its Subsidiaries satisfied, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Corporation or any of its Subsidiaries and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(2) No Agency, Loan Investor or Insurer has (A) claimed in writing that the Corporation or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Corporation or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Corporation or any of its Subsidiaries or (C) indicated in writing to the Corporation or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Corporation or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Corporation’s or any of its Subsidiaries’ compliance with laws.

For purposes of this subsection: (A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Corporation or any of its Subsidiaries or originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (B) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Corporation or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Corporation or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(qq) Except as disclosed on Schedule 3.l(qq), since the date of the Financial Statements, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Corporation has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Corporation’s financial statements pursuant to GAAP, (iii) the Corporation has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Corporation has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Corporation), (v) the Corporation has not issued any equity securities to any officer, director or affiliate, except Class A Common Stock issued pursuant to existing Corporation stock option or stock purchase plans or executive and director arrangements listed on Schedule 3.1(gg)(v) and (vi) there has not been any material change or amendment to, or any waiver of any material right by the Corporation under, any material contract under which the Corporation or any of its Subsidiaries is bound or subject. Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Corporation or its Subsidiaries or their respective business, properties, operations or financial condition that would be required to be disclosed by the Corporation under applicable securities laws at the time this representation is made that has not been disclosed to the Purchasers.

(rr) The Corporation and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed to be conducted except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property; (b) there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or threatened action, suit, proceeding or claim by others challenging the Corporation’s and its Subsidiaries’ rights in or to any such Intellectual Property; (d) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (e) there is no pending or threatened action, suit, proceeding or claim by others that the Corporation and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.

(ss) Other than the Purchasers or any other investors in the Offering or the Core Capital Offering set forth in the applicable registration rights agreements, copies of each of which have been provided to the Purchasers, no person has any right to cause the Corporation to effect the registration under the 1933 Act of any securities of the Corporation with the SEC.

(tt) [Intentionally omitted.]

(uu) Neither the Corporation nor any of its Subsidiaries, nor any directors, officers, nor to the Corporation’s knowledge, employees, agents or other persons acting at the direction of or on behalf of the Corporation or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Corporation: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(vv) The Corporation has not adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Class A Common Stock or Class B Common Stock or a change in control of the Corporation. The Corporation and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Corporation’s articles of incorporation or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to either Purchaser or any of its affiliates or associates solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Corporation’s issuance of the Funded Shares and either Purchaser’s ownership of the Funded Shares.

(ww) The Corporation acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Corporation further acknowledges that each Purchaser is not acting as a financial advisor or fiduciary of the Corporation (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by either Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Purchaser’s purchase of Common Stock hereunder.

3.2 Representations, Warranties and Agreements of the Purchasers. Each Purchaser represents and warrants, severally but not jointly, to, and agrees with, the Corporation that, as of the date hereof, and as of the Closing Date:

(a) Such Purchaser has full power and authority to enter into this Agreement and, assuming the due execution and delivery of this Agreement by the Corporation, this Agreement constitutes a valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Such Purchaser (i) is duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and has all the requisite power and authority to purchase such Purchaser’s Funded Shares, as provided herein, and (ii) its purchase of such Purchaser’s Funded Shares has been duly authorized by all necessary action on behalf of such Purchaser.

(c) Such Purchaser is purchasing its Funded Shares for such Purchaser’s own account and not with a view to or for sale in connection with any distribution thereof in a transaction that would violate or cause a violation of the 1933 Act or the securities laws of any state or any other applicable jurisdiction.

(d) Such Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the 1933 Act and understands and acknowledges that the offer and sale of the Funded Shares to such Purchaser hereunder have not been registered under the 1933 Act or any state securities law in reliance on the availability of an exemption from such registration requirements of the 1933 Act based in part on the accuracy of such Purchaser’s representations in this Section.

(e) In the normal course of such Purchaser’s business or affairs, such Purchaser invests in or purchases securities similar to the Common Stock and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing its Funded Shares. Such Purchaser has had access to such financial and other information concerning the Corporation and its Subsidiaries as such Purchaser deemed necessary or desirable in making a decision to purchase its Funded Shares, and has had an opportunity to ask questions and receive answers from officers of the Corporation and to obtain additional information (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Purchaser or to which such Purchaser had access.

(f) Such Purchaser is not relying on the Corporation or any of its affiliates with respect to an analysis or consideration of the terms of or economic considerations relating to an investment in the Common Stock. In regard to such considerations and analysis, such Purchaser has relied on the advice of, or has consulted with, its own advisors. Nothing herein shall limit the Corporation’s representations and warranties set forth in Section 3.1.

(g) Such Purchaser acknowledges and is aware that there are substantial restrictions on the transferability of the shares of Common Stock purchased hereunder. Such Purchaser understands that such shares have not been registered under the 1933 Act and are “restricted securities” within the meaning of Rule 144 of the 1933 Act, and may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act or an exemption therefrom. Furthermore, such Purchaser acknowledges that the shares of Common Stock purchased hereunder will bear a legend to the effect set forth below, and such Purchaser covenants that, except to the extent such restrictions are waived by the Corporation, such Purchaser shall not transfer the shares of Common Stock purchased hereunder without complying with the restrictions on transfer described in the legend endorsed on such certificate:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

Such Purchaser may transfer the shares of Common Stock purchased hereunder to any affiliate or affiliates of such Purchaser provided such transfer is not prohibited by any federal or state securities laws or any applicable banking law or regulation.

(h) The execution, delivery and performance by such Purchaser of this Agreement, purchase of its Funded Shares in the manner contemplated hereby, and the consummation of the transactions contemplated herein, will not (i) conflict with or constitute a material violation of, or material default (with the passage of time or the delivery of notice) under any law, administrative regulation, ordinance or judgment, order or decree of any court or other Governmental Authority binding upon such Purchaser or any of its property, or (ii) violate any of the provisions of the charter documents of such Purchaser; and no material consent, approval, authorization or order of, or filing or registration with any such person (including, without limitation, any such court or governmental agency or body) is required for the consummation of the Transactions by such Purchaser, except such as may be required under Regulation D under the 1933 Act or for a Rule 506 “federal covered security” under state securities laws and for the Required Approvals.

(i) The offer to purchase the Common Stock to be purchased hereunder was directly communicated to such Purchaser by the Corporation. At no time was such Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio, television, internet or email advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(j) Such Purchaser neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with Transactions for which the Corporation would be responsible.

(k) Such Purchaser has valid commitments and arrangements so that by the Closing it will have sufficient funds to enable such Purchaser to pay the sums required to be paid by it to the Corporation or, if applicable, the escrow agent, pursuant to this Agreement, and otherwise to perform its obligations under this Agreement.

(l) Such Purchaser is organized, formed, or incorporated under (i) the laws of one of the states or territories of the United States of America or the District of Columbia or the federal laws of the United States of America; and such Purchaser is domiciled in one of the states or territories of the United States of America or the District of Columbia.

4.	ADDITIONAL AGREEMENTS

4.1 Form D. Blue Sky and Certificates.

(a) The Corporation agrees to timely file a Form D with respect to each sale of the securities in the Offering as required under Regulation D and to provide a copy thereof to the Purchasers promptly after each such filing. The Corporation, on or before the Closing Date, shall take such action as is necessary in order to obtain and maintain an exemption for or to qualify the securities to be sold hereunder for sale to the Purchasers pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchasers on or prior to the Closing Date. The Corporation shall make all filings and reports relating to the offer and sale of the securities being sold in the Offering required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(b) The restrictive legend set forth in Section 3.2(g) shall be removed and the Corporation shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Funded Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such shares are registered for resale under the 1933 Act, or (ii) such shares are eligible for sale under Rule 144, without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of the first Registration Statement covering the resale of some or all of the securities purchased hereunder or (ii) Rule 144 becoming available for the resale of such securities, without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of- sale restrictions, the Corporation shall cause counsel to the Corporation to issue to the Corporation’s transfer agent a legal opinion to the effect that no subsequent transfer of such securities shall require registration under the 1933 Act. Any fees (with respect to said transfer agent, counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Corporation. Following such time as a restrictive legend is no longer required for any securities, no later than three (3) trading days following the delivery by a Purchaser to the Corporation or said transfer agent (with notice to the Corporation) of a legended certificate representing such securities and an opinion of counsel to the extent required by this Section, the Corporation will and will cause the transfer agent to, deliver or cause to be delivered to such Purchaser a certificate or confirmation representing such securities that is free from all restrictive legends. Unless otherwise required by applicable law, the Corporation may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section. Certificates for securities free from all restrictive legends may be transmitted by the said transfer agent to a Purchaser by crediting the account of such Purchaser’s custodian or prime broker with DTC as directed by such Purchaser.

4.2 Regulatory Matters.

(a) Each of the Corporation and the Purchasers agree to use (and the Corporation agrees to cause each of the Banks to use) diligent efforts in good faith, at its own expense, to obtain any Required Approvals necessary for the Closing on terms consistent with the terms set forth in this Agreement. Without limiting the foregoing, each party will (and the Corporation will cause each of the Banks to) (i) promptly submit, to each applicable Governmental Authority, completed notices, requests and applications required from such party, as applicable, for each Required Approval, and (ii) promptly provide to the other party copies of the public portions of all such notices, requests and applications as they are filed with each Governmental Authority. Each party agrees to use (and the Corporation agrees to cause each of the Banks to use) diligent efforts in good faith, at its own expense, to assist and support the other party’s efforts to obtain each Required Approval. In connection with the foregoing, each Purchaser agrees to (i) if required by the Federal Reserve, submit to standard passivity and anti-association commitments as of the date of this Agreement, and (ii) if required by the FDIC, submit to the provisions applicable to investors provided for in the FDIC’s Final Statement of Policy on Qualifications for Failed Bank Acquisitions, as interpreted and applied as of the date of this Agreement. Notwithstanding anything herein to the contrary, neither Purchaser shall be required to (x) agree to or suffer to exist any condition, limitation, restriction or requirement that would be, individually or in the aggregate, reasonably likely to result in a Burdensome Condition or (y) take any action that would result in such Purchaser or any of its affiliates or associates being deemed in control of the Corporation or the Banks for purposes of the BHC Act or any applicable state banking law or the cross-guaranty liability provisions of the Federal Deposit Insurance Act or otherwise being regulated as a bank holding company within the meaning of the BHC Act. Notwithstanding anything herein to the contrary, neither Purchaser shall be required to furnish the Corporation with any (1) sensitive personal biographical or personal financial information of any of the directors, officers, employees, managers or partners of such Purchaser or any of its affiliates or (2) proprietary and non-public information related to the organizational terms of, or investors in, such Purchaser or its affiliates. To the extent consistent with applicable law, the Corporation shall promptly furnish to the Purchasers copies of all written communications received by the Corporation or the Banks from, or delivered by the Corporation or the Banks to, any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) In the event that a Purchaser in its sole discretion determines to acquire or to establish its authority to acquire shares of any class of securities other than pursuant to this Agreement whose acquisition is or may be subject to one or more regulatory approvals (including without limitation non-objections), such Purchaser may, but is not obligated, to seek any such approvals, in which event the Corporation agrees that it will (and will cause the Banks to) use diligent efforts in good faith, at its own expense, to assist and support such Purchaser’s efforts to obtain, and neither Corporation nor the Banks shall oppose, any such approvals.

4.3 Confidentiality.

(a) For so long as a Purchaser owns any shares of Class A Common Stock or Class B Common Stock such Purchaser agrees and agrees to cause its Representatives (as defined in subsection (c) below) (to the extent such Representatives are provided any such Confidential Information (as defined in subsection (b) below) by the Corporation or the Purchasers), to keep confidential any Confidential Information. In the event a Purchaser pursuant to this Agreement or anyone to whom a Purchaser transmits Confidential Information is requested or required by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process to disclose any such information, such Purchaser shall (i) provide the Corporation with prompt notice so that the Corporation may seek a protective order or other appropriate remedy and/or waive such Purchaser’s compliance with the provisions of this Section, (ii) furnish only that portion of such information that such Purchaser is advised by counsel is legally required and (iii) at the Corporation’s expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, a Purchaser may disclose any such information if required by judicial or administrative process or by other requirements of law, national stock exchange or self-regulatory organization and (ii) a Purchaser may disclose such information pertaining to the Corporation and the Banks to investors in such Purchaser (and their representatives) in such Purchaser’s periodic reports to such investors to the extent typically provided by such Purchaser in such reports.

(b) For the purpose of this Agreement, “Confidential Information” means information obtained from the Corporation, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by a Purchaser or its Representatives, (ii) in the public domain other than by breach of this Agreement by a Purchaser or its Representatives, (iii) later acquired by a Purchaser from sources other than the Corporation or its Subsidiaries not bound by any confidentiality obligation to the Corporation or its Subsidiaries with respect to such information, or (iv) independently discovered, developed by or arrived at by a Purchaser without reference to the originating party’s Confidential Information by a Purchaser or its Representatives who had no access to the Confidential Information.

(c) For purposes of this Agreement, “Representative” shall mean, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants consultants, equity financing partners, general partners, managers, investment managers, or financial advisors or other person associated with, or acting for or on behalf of, such person.

4.4 Use of Proceeds. The Corporation will not intentionally directly or indirectly use the proceeds of the Transactions, and will not lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

4.5 No Change of Control. The Corporation shall use diligent efforts in good faith to obtain all necessary irrevocable waivers and make all appropriate determinations so that the issuance of Common Stock to the Purchasers hereunder together with the consummation of the remainder of the Offering will not trigger a “change of control” or other similar provision in any of the agreements to which the Corporation or any of its Subsidiaries is a party, including without limitation any employment, “change in control,” severance or other agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

4.6 Intentionally Omitted.

4.7 Other Issuances Prior to Closing. Until the earlier to occur of the completion of the Closing, or the termination of this Agreement, the Corporation shall not issue any additional shares of Class A Common Stock, Class B Common Stock or other shares of its capital stock or other securities which provide the holder thereof the right to convert or exchange such securities into or for shares of Class A Common Stock, Class B Common Stock or other shares of its capital stock, other than (i) such issuances, if any, as are expressly disclosed to and consented to by the Purchasers in this Agreement or a schedule hereto, or (ii) “Plan Issuances,” which shall mean issuances of such securities to employees, officers, directors, and consultants of the Corporation, pursuant to Corporation’s currently existing warrant, stock option, stock appreciation rights and restricted stock plans and employee stock purchase plan, in each case as previously disclosed to the Purchasers.

4.8 Publicity. Without the prior consent of the Purchasers, the Corporation shall not issue any press release or make any other public announcement (including on its web site) that names the

Purchasers or their investment advisor, or issue any press release or public announcement about the completion of the Offering without identifying any Purchaser or the amount or terms of its purchase. The Purchasers shall be entitled to issue a press release or other public announcement regarding this Transaction. In the event either party proposes to issue a press release or other public statement regarding this Transaction, each party agrees that, prior to doing so, it shall consult with the other party and the content of any press release or public statement shall be subject to the reasonable approval of the other party, which shall not be unreasonably withheld, conditioned or delayed.

4.9 Additional Purchases. In the event that the Corporation issues additional shares of common stock or preferred stock (or other securities convertible into common stock or preferred stock) (“Additional Shares”) following the Closing Date (“Additional Shares” shall exclude shares of Class A Common Stock or Class B Common Stock issued (i) pursuant to Plan Issuances, (ii) in an Acquisition Transaction (as defined below) (but not in order to raise capital for an Acquisition Transaction), (iii) as a dividend on the Class A Common Stock or Class B Common Stock, (iv) in connection with any “Subsequent Drawdown” pursuant to the Other Stock Purchase Agreement entered into between the Corporation and Compass Island Investment Opportunities Fund A, L.P. and Compass Island Opportunities Fund C, L.P. (together, “Resource”) on the date hereof or (v) (x) in connection with any expedited issuance of new securities undertaken at the written direction of the applicable regulator of the Corporation or any insured depository institution subsidiary of the Corporation, or (y) in connection with the issuance of any new securities issued pursuant to the Troubled Asset Relief Program, Small Business Lending Fund, or any similar United States Government program), the Purchaser and their affiliates shall have the right to purchase directly from the Corporation (subject to compliance with applicable law or regulations and any required precondition of approval or non· objection of the Federal Reserve and/or the FDIC if required) additional shares of common stock or preferred stock in the amount set forth in Section 4.9(a) allocated, in the case of purchases of common stock, as follows: (A) shares of Class A Common Stock (or securities convertible into Class A Common Stock) up to such amount such that the Purchasers and their affiliates would not own, in the aggregate, in excess of 9.9% of the pro forma outstanding shares of Class A Common Stock, and (B) if such Class A Common Stock ownership limit is exceeded, shares of Class B Common Stock (or securities convertible into Class B Common Stock) with respect to such excess.

(a) The Corporation shall provide written notice of such proposed sale of Additional Shares to the Purchasers no later than thirty (30) business days prior to the anticipated issuance date (the “Preemptive Rights Notice”). Such Preemptive Rights Notice shall set forth all material terms and conditions of the sale of the Additional Shares, and state that each Purchaser and its affiliates shall have the right to purchase its pro rata portion of such Additional Shares, which shall equal the total number of Additional Shares, multiplied by a fraction, the numerator of which shall be the total number of shares of Common Stock owned by such Purchaser and its affiliates immediately prior to such Preemptive Rights Notice and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such Preemptive Rights Notice plus any shares being purchased simultaneously therewith by Resource as a “Subsequent Drawdown” under the Other Stock Purchase Agreement entered into between the Corporation and Resource on the date hereof (the “Preemptive Amount”), at the same price and on the same terms (except as to allocation as between Class A Common Stock and Class B Common Stock) as the Additional Shares are issued (the “Purchaser Additional Shares Purchase Right”).

(b) Each Purchaser and its affiliates may elect to exercise its Purchaser Additional Shares Purchase Right described in Section 4.9(a) by delivering an irrevocable written notice to the Corporation by the (10th) tenth business day after such Purchaser’s receipt of the Preemptive Rights Notice (the “Acceptance Period”), setting forth the number of shares they wish to purchase of the Additional Shares up to their Preemptive Amount.

(c) The closing of the acceptance of each Purchaser Additional Shares Purchase Right shall take place at the same time as the closing(s) under definitive agreements with other participants in the purchase of the Additional Shares, which in any event shall occur within sixty (60) days after the anticipated date of the sale of Additional Shares as set forth in the Preemptive Rights Notice. At the consummation of any sale of Additional Shares, the Corporation shall issue stock certificates for the securities to be purchased by each Purchaser or its affiliates registered in the name of such Purchaser (or of such Purchaser’s designee that is an affiliate of such Purchaser), promptly following payment by such Purchaser (or such designee) of the purchase price for such exercise in accordance with the terms and conditions as specified in the Preemptive Rights Notice.

(d) If all of the Additional Shares referred to in the Preemptive Rights Notice are not elected to be purchased or acquired within the Acceptance Period as provided in Section 4.9(b), the Corporation may, during the period ending on the sixtieth (60th) day after the anticipated date of the issuance of the Additional Shares as set forth in the Preemptive Rights Notice, offer and sell the remaining unsubscribed portion of the Additional Shares to any person or persons on terms no less favorable to the Corporation than those specified in the Preemptive Rights Notice. If the Corporation does not enter into an agreement for the sale of the Additional Shares within such period, then the Corporation’s right to consummate such issuance and sale shall expire and the Corporation shall be required to comply with the procedures set forth in this Section 4.9 prior to any subsequent issuance of Additional Shares.

(e) The Purchaser Additional Shares Purchase Rights shall expire upon the completion of an underwritten initial public offering of the Corporation’s common stock resulting in aggregate gross proceeds to the Corporation of at least $25,000,000.

(f) The Corporation and its Board of Directors shall take all requisite action to ensure that no Takeover Law shall be applicable to, or shall prevent or impair, the Purchasers’ or their affiliates’ exercise of the Purchaser Additional Shares Purchase Rights.

(g) For purposes of this Section, “Acquisition Transaction” means any transaction entered into by the Corporation relating to any acquisition or purchase thereby of all or substantially all of the business, properties or assets of, or any equity interest in, or any merger, consolidation, business combination or similar transaction involving, any third party pursuant to which the Corporation is the surviving entity thereof and its stockholders hold more than 50% of the issued and outstanding Class A Common Stock upon completion of such Acquisition Transaction.

4.10 Intentionally Omitted.

4.11 Certain Rights. The Purchasers will be provided quarterly and annual audited and unaudited consolidated financial statements. The Purchasers after appropriate notification of management may visit and inspect the Corporation’s and the Banks’ (and their respective Subsidiaries’) properties, books and records; provided that such visitations and access may not be more than once per quarter. In addition, the Purchasers may consult with management of the Corporation and the Banks and their respective Subsidiaries on the Purchasers’ views on matters relating to the operation of the business, provided that management of the Corporation shall not be contractually obligated to consult with the Purchasers pursuant to the foregoing language more than once per quarter. The foregoing language shall not be deemed to limit any rights or fiduciary obligations of the Purchasers’ designated Board member. The aforementioned rights are intended to satisfy the requirement of management rights for the purposes of qualifying the Purchasers’ investment in the Corporation as “venture capital investments” for the purposes of the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101. In the event the aforementioned rights are not satisfactory for such purpose, the Corporation and the Purchasers shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations. The Purchasers’ rights under this Section 4.11 shall terminate following a transfer of shares of Class A Common Stock by the Purchasers, if following such transfer, the Purchasers own, in the aggregate, less than 4.9% of the shares of Class A and Class B Common Stock of the Corporation the Purchasers received in the Transactions contemplated by this Agreement.

4.12 Reserved.

4.13 Most Favored Nations. Provided that after giving effect to the Closing the Purchasers will own shares of Class A Common Stock representing in the aggregate at least 9.0% of the outstanding Class A Common Stock after taking into account the purchase by the Purchasers herein and the purchases by Other Investors then being completed, as set forth on Schedule 3.1(a)(ii), the Corporation shall not, at any time at or before the Closing, or otherwise as part of the Offering, enter into any agreements with any investor or group of affiliated investors owning and/or committing to purchase any securities of the Corporation (“Other Significant Investors”) containing rights, obligations or provisions more favorable to any Other Significant Investor than the rights, obligations and provisions of or otherwise applicable to the Purchasers set forth herein or in the other Transaction Documents, except as provided in Schedule 4.13.

4.14 Intentionally Omitted.

4.15 Reserved.

4.16 Reserved.

4.17 Pre-Closing Conduct of the Corporation its Subsidiaries. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Corporation shall, and shall cause its Subsidiaries to, use reasonable efforts to carry on their respective businesses in the ordinary course and use reasonable efforts to maintain and preserve their respective businesses (including their respective organization, assets, properties, goodwill and insurance coverage) and preserve their respective business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with them. During the Pre-Closing Period, the Corporation shall not (A) declare, pay or set aside for payment any dividend or distribution on shares of common stock, (B) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any additional options or other rights, grants or awards with respect to its capital stock, except as permitted under Section 4.7 hereof, (C) engage in (or modify in any manner adverse to the Corporation or its Subsidiaries) any transactions (except for ordinary course loan or deposit relationships) with any shareholder, director or officer of the Corporation or its Subsidiaries (or any affiliate of any such person), except as required or contemplated by this Agreement, (D) issue or incur any amount of indebtedness for borrowed money or guarantee the obligations of third parties, except issuing or incurring customer related indebtedness, creating deposit liabilities, purchasing federal funds, selling certificates of deposit, entering into repurchase agreements or issuing letters of credit, in each case, in the ordinary course of business consistent with past practice, (E) acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person, (F) amend the Articles of Incorporation or Bylaws or similar organizational documents of the Corporation or its Subsidiaries, except as described on Schedule 4.17, (G) terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (i) in the ordinary course of business consistent with past practice, (ii) to make changes that are required by applicable law, or (iii) to satisfy contractual obligations existing as of the date hereof which such obligations have previously been disclosed to the Purchasers, or (H) permit any of its Subsidiaries to do any of the foregoing.

4.18 Corporate Opportunities. To the fullest extent permitted by applicable law or regulation, including but not limited to the laws and regulations of the State of Kansas, neither either Purchaser nor any of its affiliates or persons associated with it, nor the Board Representative or any Observer shall be obligated to refer or present any particular business opportunity to the Corporation or the Banks. Each Purchaser shall have the right to take such opportunity for its own account (individually or as a partner, shareholder, member, participant or fiduciary) or recommend to others such particular opportunity, unless such opportunity is presented to the Board Representative as a business opportunity for the Corporation or the Banks or the Board Representative learns of such opportunity in his capacity as a director, even if such opportunity is of a character that, if referred or presented to the Corporation or the Banks, as applicable, could be taken by the Corporation or the Banks, as applicable; provided that in the case where such opportunity is presented to the Board Representative as a business opportunity for the Corporation or the Banks or the Board Representative learns of such opportunity in his capacity as a director, such Board Representative shall present such business opportunity to the Corporation or the Banks, as applicable, and, if the Corporation or either of the Banks, as applicable, do not decide to pursue such business opportunity within ten (10) days of notice thereof, or subsequently determines to abandon the pursuit of such business opportunity, such Board Representative (and the Purchasers or their affiliates or other persons associated with them) shall have the right to take for their own account or to recommend to others such business opportunity.

4.19 Certain Matters Pertaining to the Class B Common Stock.

(a) From time to time upon a transfer by a Purchaser or any affiliate of such Purchaser of any shares of Class B Common Stock to a transferee that is not affiliated with the Purchasers, at the transferee’s option the Corporation agrees to issue to the transferee shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock that would otherwise be issuable to the transferee as a result of the transfer. The Corporation shall only be obligated under this Section to issue shares of Class A Common Stock in exchange for transferred shares of Class B Common Stock in connection with a transfer by a Purchaser or an affiliate of a Purchaser: (i) to the Corporation or either of the Banks; (ii) in a widespread public distribution; (iii) in which no transferee (or group of associated transferees) receives two percent (2.00%) or more of any class of voting securities of the Corporation; or (iv) to a transferee that would control more than fifty percent (50%) of the voting securities of the Corporation without any transfer from a Purchaser (any transfer described in clauses (i)-(iv), a “Permissible Transfer”).

(b) No Purchaser shall sell or otherwise dispose of any shares of Class B Common Stock other than in a Permissible Transfer or in a transfer to an affiliate of such Purchaser.

4.20 Capital Actions. The Corporation shall not knowingly take any action that would reasonably be expected to pose a substantial risk that the Purchasers and their affiliates will have beneficial ownership of Common Stock in the aggregate representing in excess of 9.9% of any class of Voting Securities of the Corporation or 24.9% of the total shares of Common Stock outstanding, including undertaking any redemption, recapitalization, or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or my become, convertible into or exchangeable into or exercisable for Common Stock.

5.	TERMINATION

5.1 Outside Date. This Agreement may be terminated at any time prior to the Closing upon written notice by the Corporation or the Purchasers, in the event that the Closing shall not have occurred on or before the third business day after the date hereof for any reason; provided, however, that this Agreement may be extended by the mutual written agreement of the parties hereto (as such date may be so extended, the “Outside Date”); provided further, that the right to terminate this Agreement pursuant to this Section 5.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date.

5.2 Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the Corporation and the Purchasers.

5.3 Effects of Termination. Following termination of this Agreement, this Agreement (other than this 5.3 and Section 6 (other than, in the case of a termination pursuant to Section 5.1, Section 6.1 and Section 6.12), which shall remain in full force and effect) shall forthwith be of no further force and effect, and the Corporation will not be under any obligation to issue and sell any shares of Common Stock to the Purchasers and the Purchasers will not be under any obligation to purchase any shares of Common Stock from the Corporation.

6.	MISCELLANEOUS

6.1 Survival of Provisions.

(a) All statements contained in any officers’ certificates delivered by or on. behalf of the Corporation or its Subsidiaries pursuant to this Agreement or in connection with the Transactions will be deemed representations or warranties of the Corporation under this Agreement. All representations and warranties contained in this Agreement made by or on behalf of the Corporation or the Purchasers will survive the execution and delivery of this Agreement, and the sale and purchase of the Funded Shares under this Agreement, and shall expire eighteen (18) months following the Closing Date.

(b) The other provisions of this Agreement are intended to survive indefinitely for such respective periods of time (if any) as are consistent with the intent of each provision.

6.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by or against the respective successors and assigns of the parties hereto. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that each Purchaser may assign its rights and obligations hereunder, in whole or in part, to one or more affiliates, parallel investment funds, co-investment funds or successor investment funds, without the Corporation’s prior consent. No assignment shall relieve the assigning party of any of its obligations hereunder.

6.3 Notices. Written notices under this Agreement shall be valid if sent by U.S. Certified Mail (Return Receipt Requested) or recognized overnight delivery service (with charges prepaid), or by telecopier facsimile with evidence of successful transmission to the following respective addresses:

if to the Purchasers:	Patriot Financial Partners, L.P. Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 Attention: James J. Lynch, Managing Partner Facsimile No. (215) 399-4653

with a copy to:	Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 Attention: Christopher S. Connell, Esq. Facsimile No. (215) 564-8120

or at such other address as the Purchasers or their legal counsel may have specified to the Corporation in writing, and

if to the Corporation:	Equity Bancshares, Inc. 7701 E. Kellogg, Suite 200, Wichita, KS 67207 Attention: Brad S. Elliott, Chairman and Chief Executive Officer Facsimile No. (316) 264-2905

with a copy to:	Stinson Morrison Hecker LLP 1201 Walnut, Suite 2900 Kansas City, Missouri 64106 Attention: C. Robert Monroe Telephone: (816) 842-8600 Facsimile. (816) 691-3495

or at such other address as the Corporation or its legal counsel may have specified to the Purchasers in writing. Notices under this Section shall be deemed given only when actually received.

6.4 Governing Law; Service of Process; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Kansas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Kansas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Kansas. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement, by certified or registered first class mail, postage prepaid, and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.5 Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

6.6 Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

6.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Construction. Each agreement contained herein shall be construed (absent express provision to the contrary) as being independent of each other agreement contained herein, so that compliance with any one agreement shall not (absent such an express contrary provision) be deemed to excuse compliance with any other agreement. Where any provision herein refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person or entity. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.9 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Purchasers, the Corporation, their affiliates and persons acting on their behalf with respect to the matters discussed herein and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein, provided, however, that the certain Stock Purchase Agreement, Management Rights Agreement and Registration Rights Agreement dated September 30, 2010, as amended, each between the Corporation and the Purchasers shall remain in full force and effect and the surviving rights of the Purchasers thereunder shall also apply to the shares of Class A and Class B Common Stock purchased in the transactions contemplated by this Agreement and, except as specifically set forth herein or therein, neither the Corporation nor the Purchasers make any representation, warranty, covenant or undertaking with respect to such matters. Section 4.9 of this Agreement supersedes in its entirety all of Section 5.11 of that certain Stock Purchase Agreement between the Corporation and the Purchasers dated September 30, 2010, as amended. No provision of this Agreement may be amended other than by an instrument in writing signed by the Corporation and the Purchasers. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.10 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person other than Indemnitees.

6.11 Indemnification.

(a) Subject to Section 6.1, including the time limits therein, and in consideration of the Purchasers’ execution and delivery of this Agreement and acquiring the Funded Shares hereunder and in addition to all of the Corporation’s other obligations under this Agreement, the Corporation shall defend, protect, indemnify and hold harmless each Purchaser and its direct and indirect general and limited partners, affiliates, members, officers, directors, and employees and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the Transactions) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses (including diminution in value), costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable documented attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Corporation in this Agreement or any other certificate, instrument or document delivered pursuant hereto (disregarding for these purposes all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import), (ii) any breach of any covenant, agreement or obligation of the Corporation contained in this Agreement or any other certificate, instrument or document delivered pursuant hereto, or (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Corporation) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, any other certificate, instrument or document contemplated hereby or thereby and the Transactions contemplated hereby, except to the extent that any such cause of action, suit or claim (including any administrative process by any governmental agency) is based upon actions or omissions of the Indemnitee or its agents or representatives, including without limitation, Indemnitee’s violation of any provision of the BHC Act, the Change in Bank Control Act or any other federal or state banking law.

(b) In no event shall the Corporation be liable to any Indemnitee for any punitive, incidental, consequential, special or indirect damages, including loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or any damages based on any type of multiple, unless paid or payable by an Indemnitee to a third party. The Corporation shall not be liable to any Indemnitees for Indemnified Liabilities in respect of breaches of representations and warranties until the aggregate amount of all Indemnified Liabilities in respect of breaches of representations and warranties exceeds 1.0% of the aggregate of the Closing Amount paid pursuant to this Agreement (the “Deductible”), in which event the Corporation shall only be required to pay or be liable for Indemnified Liabilities in respect of breaches of representations and warranties in excess of the Deductible. The aggregate amount of all Indemnified Liabilities for which the Corporation shall be liable pursuant this Section 6.12 in connection with breaches of representations and warranties shall not exceed 15% of the aggregate of the Closing Amount paid pursuant to this Agreement. To the extent that the foregoing undertaking by the Corporation may be unenforceable for any reason, the Corporation shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, including without limitation, to the extent it may otherwise be applicable, 12 C.F.R. Part 359.

(c) Promptly after receipt by an Indemnitee under this Section of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, only if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding; and provided, further, in no event shall the indemnifying party be liable for fees and expenses of more than one counsel separate from its own counsel for all Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities. The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation, (ii) requires any admission of wrongdoing by such Indemnitee, or (iii) obligates or requires an Indemnitee to take, or refrain from taking, any action. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section, except to the extent that the indemnifying party is actually and materially prejudiced in its ability to defend such action.

(d) At the option of an Indemnitee, the indemnification required by this Section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

6.12 Payment Set Aside. To the extent that the Corporation makes a payment or payments to the Purchasers hereunder or the Purchasers enforce or exercise their rights hereunder and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Corporation, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

6.14 No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and by the other Transaction Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

Attest: [Corporate Seal]		EQUITY BANCSHARES, INC.

By	/s/ Julie Huber	By:	/s/ Brad S. Elliott
Name:	Julie Huber	Name:	Brad S. Elliott
Title:	Secretary	Title:	Chairman and Chief Executive Officer

PATRIOT FINANCIAL PARTNERS, L.P.

		By:	/s/ James J. Lynch
		Name:	James J. Lynch
		Title:	Managing Partner

PATRIOT FINANCIAL PARTNERS, PARALLEL, L.P.

		By:	/s/ James J. Lynch
		Name:	James J. Lynch
		Title:	Managing Partner